Exhibit 5

                Written Communication Dated May 28, 1998 from the
           Reporting Persons to the Other Shareholders of the Company
           ----------------------------------------------------------


               AN IMPORTANT MESSAGE TO OUR FELLOW SHAREHOLDERS OF
                            WOOLWORTH CORPORATION...

                           ...FROM GREENWAY PARTNERS!

                     ONE OF WOOLWORTH'S LARGEST SHAREHOLDERS

                                      STOP!

            Earlier this month you received a proxy statement and proxy voting card from the management of Woolworth Corporation ("Woolworth") concerning the Company's June 11, 1998 Annual Meeting of Shareholders. At this meeting you will be asked to consider and vote upon a shareholder proposal sponsored by Greenway Partners, L.P. recommending that the "...Woolworth general merchandise business in Germany be sold and the proceeds used for a stock buyback." Our proposal appears as item #5 in Woolworth's proxy statement dated April 28, 1998.

                                       LOOK!

            Please look for our shareholder information letter which you will receive during the next several days. Our letter will underscore our reasons for sponsoring this proxy proposal and discuss our ideas for the future direction of Woolworth as a specialty retailer focusing on its core competence, which is the sale of athletic related goods, including athletic footwear, athletic apparel and sporting goods. We also support the proposal of a fellow shareholder -- which appears as item #6 -- requesting the Board not to reinstate the "Poison Pill" at Woolworth without a shareholder vote.

                                      LISTEN!

            Before you sign, date and return your proxy voting card, please give careful consideration to our message concerning the future direction of Woolworth and to our proposal which we believe will serve to maximize shareholder value and help revive Woolworth's sagging stock price.

For additional information, please contact Garland Associates, Inc. Tel:
212-866- 0095.








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